We hereby consent to the inclusion of our opinion letter to the special committee of the Board of Directors of Investors Heritage Life Insurance Company (the "Company") as an Appendix to the Joint Proxy Statement/Prospectus relating to the proposed share exchange with Kentucky Investors Inc. and the Company contained in the Registration Statement on Form S-4 and Form 13E-3 of the Company filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus.



September 27, 1999       THE ROBINSON-HUMPHREY COMPANY, LLC